FORM 10-Q

Exhibit 4.4(e)

             AMENDMENT NO. 4 TO CREDIT AGREEMENT

          AMENDMENT dated as of September 29, 1996 to the Amended and Restated Credit Agreement dated as of November 18, 1994 (as heretofore amended, the "Agreement") among Cone Mills Corporation, the banks listed on the signature pages thereof (the "Banks") and Morgan Guaranty Trust Company of New York, as Agent (the "Agent").

          The parties hereto agree as follows with respect to the Agreement:

          SECTION 1.  Definitions; References.  Unless
otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby.

          SECTION 2.  Amendment of Definition of Consolidated
Net Income.  The definition of Consolidated Net Income in
Section 1.01 of the Agreement is hereby amended to read in full as follows:

               "Consolidated Net Income" means, for any period, the net income of the Borrower and its Consolidated Subsidiaries for such period, excluding non-cash equity earnings or losses from unconsolidated foreign affiliates and all other non-recurring items related to reserves or losses for write-downs of inventory, accounts receivable, fixed assets, and investments outside of the ordinary course of business.

          SECTION 3.  Amendment of Section 5.11 of the
Agreement. Section 5.11 of the Agreement is amended to read in full as follows:

               SECTION 5.11. Interest Coverage Ratio. As of the last day of (i) the respective fiscal quarters ended on June 30, 1996, September 29, 1996 and December 29, 1996, the ratio of EBIT to Consolidated Interest Expense for the period of four consecutive fiscal quarters then ended will not be less than 1.8:1, 1.4:1 and 1.0:1, respectively, and (ii) each fiscal quarter ended either

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FORM 10-Q

Exhibit 4.4(e)   (continued)

     prior to June 30, 1996 or after December 29, 1996, the ratio of EBIT to Consolidated Interest Expense for the period of four consecutive fiscal quarters then ended will not be less than 2.3:1.

          SECTION 4.  Governing Law.  This Amendment shall be
governed by and construed in accordance with the laws of the State of New York.

          SECTION 5. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective as of September 30, 1996 when the Agent shall have received duly executed counterparts hereof signed by the Borrower and the Required Banks.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                         CONE MILLS CORPORATION

                         By /s/David E. Bray
                           Title: Treasurer

                         MORGAN GUARANTY TRUST COMPANY
                           OF NEW YORK

                         By /s/ Charles H. King
                           Title: Vice President

                         FIRST UNION NATIONAL BANK
                           OF NORTH CAROLINA

                         By /s/ D. J. Norton
                           Title: Vice President

                         NATIONSBANK, N.A.

                         By /s/ Phifer Helms
                           Title: Senior Vice President

                         WACHOVIA BANK OF NORTH
                           CAROLINA, N.A.

                         By /s/ W. Stanton Laight
                           Title: Senior Vice President
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